EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 06-24

XTO ENERGY ANNOUNCES RECORD PRODUCTION AND EARNINGS

IN SECOND QUARTER

FORT WORTH, TX (July 25, 2006) – XTO Energy Inc. (NYSE-XTO) today reported record second quarter 2006 production of 1.516 billion cubic feet equivalent (Bcfe) per day, up 16% from the second quarter 2005 level of 1.303 Bcfe per day, and up 4% sequentially from 1.460 Bcfe per day in first quarter 2006. Total revenues for the second quarter were $1.07 billion, a 42% increase from $749 million the prior year. Earnings for the quarter reached a record $597 million, or $1.64 per share ($1.62 diluted), a 171% increase from second quarter 2005 earnings of $220 million, or 61 cents per share (60 cents diluted). Included in second quarter 2006 earnings are a $469 million gain ($292 million after-tax) on the distribution of Hugoton Royalty Trust units and a $26 million income tax expense related to a new Texas margin tax enacted during the quarter. After adjusting for the after-tax effects of these items as well as for the derivative fair value gain, adjusted earnings for second quarter 2006 were $320 million, or 88 cents per share (87 cents diluted). Second quarter 2005 adjusted earnings were $220 million, or 61 cents per share (60 cents diluted). See the end of this release for further explanation and reconciliation of non-GAAP financial measures.

Second quarter 2006 earnings are also net of a $27 million after-tax non-cash charge related to expensing second quarter stock awards as required after adoption of SFAS 123R as of January 1, 2006. Non-cash stock compensation is expected to be approximately $5 million ($3 million after-tax) in each of the third and fourth quarters of 2006.

Operating income for the quarter was $576 million, a 50% increase from second quarter 2005 operating income of $385 million. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities, exploration expense and significant cash flow

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XTO Energy Announces Record Production and Earnings in Second Quarter

effects of earnings adjustments, was $664 million, up 39% from 2005 second quarter comparable operating cash flow of $478 million. See the end of this release for further explanation and reconciliation of non-GAAP financial measures.

The Company set quarterly records for its oil and gas production. Second quarter 2006 production was 1.516 Bcfe per day, up 16% from the second quarter 2005 level of 1.303 Bcfe per day. Excluding the effects of the distribution of Hugoton Royalty Trust units to shareholders, daily production for the quarter would have increased by an additional 20.6 million cubic feet equivalent (MMcfe) per day. Second quarter daily gas production averaged 1.175 Bcf, up 15% from second quarter 2005 daily production of 1.019 Bcf. Daily oil production for the second quarter was 45,159 barrels, a 22% increase from the second quarter 2005 level of 37,022 barrels. During the quarter, natural gas liquids production was 11,712 barrels per day, a 14% increase from the prior year quarter rate of 10,305 barrels per day.

“XTO is built on a strategy of reliable growth and exceptional economic performance. We are proud that the quarterly results, once again, highlight these strengths in our franchise. In short, our key performance metrics – production growth, earnings and cash flow – all exceeded expectations,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Moving ahead, we are raising our production growth target for the year to 13-14%, which does not include the 3% of production associated with the Hugoton Royalty Trust distribution in May. Our inventory-rich property base will continue to provide growth in production and reserves for years to come, fortifying the value of XTO for our shareholders.”

Keith A. Hutton, President, further comments, “Our operational results reflect the Company’s ongoing success in delivering drill-bit growth. Production gains for the quarter beat our guidance, with sequential equivalent production increasing by about 4%. Our net production in the Eastern

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XTO Energy Announces Record Production and Earnings in Second Quarter

region grew to 603 MMcfe per day, up from 562 MMcfe per day in the first quarter, with the average Freestone Trend gross production increasing by 35 MMcf per day. Drilling success in the Barnett Shale grew net daily production to 171 MMcf from 149 MMcf in this area, up 15% quarter-over-quarter. As a result, Barnett Shale net production has already exceeded our 2006 production goal of 160 MMcf per day by year end. With 70 drilling rigs currently working companywide, we have raised our 2006 development budget to $2.1 billion to accommodate higher Barnett working interests and additional fracturing costs, 50 additional development wells and our high-impact leasing efforts. XTO is on schedule for another record operational year and, looking forward, we plan to continue our double-digit growth again in 2007.”

The average realized gas price for the second quarter increased 15% to $6.99 per thousand cubic feet (Mcf) from $6.10 per Mcf in second quarter 2005. Natural gas liquids prices averaged $38.53 per barrel for the quarter, 27% higher than the 2005 quarter average price of $30.29. The second quarter average oil price was $62.25 per barrel, a 44% increase from last year’s second quarter average price of $43.35.

For the first six months of 2006, the Company reported record earnings of $1.06 billion or $2.93 per share ($2.88 diluted), compared with earnings of $386 million or $1.09 per share ($1.07 diluted) for the same 2005 period. Included in year-to-date 2006 earnings are a $469 million gain ($295 million after-tax) on the distribution of Hugoton Royalty Trust units and $26 million of income tax expense related to enactment of a new Texas margin tax. After adjusting for the after-tax effects of these items as well as for a derivative fair value gain, year-to-date 2006 adjusted earnings were a record $763 million, or $2.10 per share ($2.06 diluted) compared to year-to-date 2005 adjusted earnings of $411 million, or $1.16 per share ($1.14 diluted). Operating cash flow was a record $1.47 billion for the first half of 2006, compared with $888 million for the 2005 period. See

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XTO Energy Announces Record Production and Earnings in Second Quarter

the end of this release for further explanation and reconciliation of these non-GAAP financial measures. Total revenues for the first six months of 2006 were a record $2.28 billion, a 66% increase from revenues of $1.38 billion for the same 2005 period. Year-to-date operating income was $1.35 billion, a 100% increase from $671 million for the first half of 2005.

* * *

An Operations Overview detailing second quarter quarter activities is available on the Company’s website at http://www.xtoenergy.com.

* * *

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana and Mississippi.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

The Company’s second quarter 2006 earnings and operational review conference call will be broadcast live via Internet webcast at 4:00 p.m. (EDT) on Tuesday, July 25, 2006. The webcast may be accessed on the Company’s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to reliability of future growth, economic performance, production growth target in 2006, growth in production and reserves in 2007 and beyond, future stock value, and the number of additional development wells to be drilled are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and personnel, higher than expected production costs and other expenses and market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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XTO ENERGY INC.

(in millions, except production, per share and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Consolidated Income Statements
REVENUES
Gas and natural gas liquids	$788	$594	$1,743	$1,087
Oil and condensate	256	146	484	280
Gas gathering, processing and marketing	22	9	53	15
Other	—	—	1	(4)

Total Revenues	1,066	749	2,281	1,378

EXPENSES
Production	119	93	243	177
Taxes, transportation and other	86	69	190	129
Exploration	3	5	9	7
Depreciation, depletion and amortization	211	156	407	285
Accretion of discount in asset retirement obligation	4	3	8	6
Gas gathering and processing	10	2	14	3
General and administrative (a)	75	35	115	85
Derivative fair value (gain) loss (b)	(18)	1	(50)	15

Total Expenses	490	364	936	707

OPERATING INCOME	576	385	1,345	671

OTHER (INCOME) EXPENSE
Gain on distribution of royalty trust units	(469)	—	(469)	—
Interest expense, net (c)	46	38	87	67

Total Other (Income) Expense	(423)	38	(382)	67

INCOME BEFORE INCOME TAX	999	347	1,727	604

INCOME TAX (d)
Current	303	29	433	52
Deferred	99	98	230	166

Total Income Tax Expense	402	127	663	218

NET INCOME	$597	$220	$1,064	$386

EARNINGS PER COMMON SHARE
Basic	$1.64	$0.61	$2.93	$1.09

Diluted	$1.62	$0.60	$2.88	$1.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	363.8	361.0	363.8	354.2

Diluted	369.3	366.7	369.4	359.4

Average Daily Production
Gas (Mcf)	1,174,602	1,018,966	1,150,438	970,594
Natural Gas Liquids (Bbls)	11,712	10,305	11,420	10,444
Oil (Bbls)	45,159	37,022	44,862	36,328
Natural Gas Equivalents (Mcfe)	1,515,823	1,302,930	1,488,133	1,251,227

Average Sales Prices (e)
Gas (per Mcf)	$6.99	$6.10	$8.00	$5.87
Natural Gas Liquids (per Bbl)	$38.53	$30.29	$36.70	$29.70
Oil (per Bbl)	$62.25	$43.35	$59.64	$42.59

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XTO ENERGY INC. (continued)

(in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Consolidated Statement of Cash Flows Data

Net Income	$597	$220	$1,064	$386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	211	156	407	285
Accretion of discount in asset retirement obligation	4	3	8	6
Dry hole expense	1	2	4	2
Non-cash incentive compensation	43	—	50	24
Gain on distribution of royalty trust units	(469)	—	(469)	—
Deferred income tax	99	98	230	166
Excess tax benefit on stock option exercises	(17)	—	(26)	—
Non-cash derivative fair value (gain) loss	(19)	(8)	(18)	4
Other non-cash items	1	4	1	10
Changes in operating assets and liabilities	(38)	(74)	125	(95)

Cash Provided by Operating Activities	$413	$401	$1,376	$788

	June 30, 2006	December 31, 2005
	(Unaudited)
Consolidated Balance Sheet Data

Cash and cash equivalents	$8	$2

Current Assets	$899	$943
Less—Derivative fair value (f)	326	193

Current Assets, excluding derivative fair value	$573	$750

Net Property and Equipment	$9,731	$8,508

Total Assets	$11,145	$9,857

Current Liabilities	$911	$884
Less:
Derivative fair value (f)	68	90
Deferred income tax payable (f)	86	38

Current Liabilities, excluding derivative fair value and deferred income tax payable	$757	$756

Long-term Debt	$3,427	$3,109

Total Stockholders’ Equity	$4,823	$4,209
Less—Accumulated other comprehensive income (f)	202	68

Total Stockholders’ Equity excluding accumulated other comprehensive income	$4,621	$4,141

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XTO ENERGY INC. (continued)

(a)

The three-month 2006 period includes non-cash incentive compensation of $3 million related to performance share awards and $40 million related to expensing stock options. The six-month 2006 period includes non-cash incentive compensation of $7 million related to performance share awards and $43 million related to expensing stock options. Non-cash incentive compensation related to performance share awards included in the three-month 2005 period was less than $1 million and was $24 million in the six-month 2005 period.

Included in stock option expense in the 2006 periods is $36 million related to options granted during the second quarter to retirement-eligible employees. As required under SFAS No. 123R, these options were expensed upon grant, rather than over the expected vesting period.

(b)	The derivative fair value (gain) loss comprises the change in fair value of the following derivative financial instruments not providing effective hedges (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Btu swap contracts	$—	$(4)	$(16)	$(3)
Other non-hedge derivatives	(1)	3	—	14
Ineffective portion of hedge derivatives	(17)	2	(34)	4

Total derivative fair value (gain) loss	$(18)	$1	$(50)	$15

(c)	Net of capitalized interest of $4 million in the three-month and $7 million in the six-month 2006 periods, and $1 million in the three-month and $2 million in the six-month 2005 periods.

(d)	The 2006 periods include $26 million related to the estimated effect of the May 2006 enactment of a new Texas margin tax which is effective beginning January 1, 2007.

(e)	Average sales prices include realized gains and losses upon cash settlement of hedge derivatives.

Realized gains and losses on non-hedge derivatives and on the ineffective portion of hedge derivatives are recorded as a component of derivative fair value (gain) loss (see (b) above). These non-hedge and ineffective derivative gains and losses are primarily related to basis swap agreements entered prior to their designation as hedges associated with NYMEX swaps. Had realized non-hedge and ineffective gains and losses been recorded as gas revenue, the average gas price for the three-month 2006 period would have been $6.97, and for the six-month 2006 period would have been $8.19. The effect of these realized non-hedge and ineffective gains and losses on average gas prices was not significant for the 2005 periods.

(f)

These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

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XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are reflected on a basis more comparable to earnings estimates provided by securities analysts.

–

Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2006	2005	2006	2005
Net income	$597	$220	$1,064	$386

Adjustments, net of tax (a):
Non-cash performance share award compensation (b)	—	—	—	16
Derivative fair value (gain) loss	(11)	—	(32)	9
Gain on distribution of royalty trust units	(292)	—	(295)	—
Income tax expense related to enactment of new Texas margin tax	26	—	26	—

Adjusted earnings	$320	$220	$763	$411

Adjusted earnings
Basic	$0.88	$0.61	$2.10	$1.16

Diluted	$0.87	$0.60	$2.06	$1.14

(a)	The tax effect of adjustments is computed using the effective tax rate for the period, excluding income tax adjustments.

(b)	As of the adoption of SFAS No. 123R on January 1, 2006, an earnings adjustment is no longer made for the effect of non-cash performance share award compensation.

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities, exploration expense and significant cash flow effects of earnings adjustments. Because of these adjustments, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–

Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–

Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

–	Adjustment for the significant cash flow effects of earnings adjustments (See “Adjusted Earnings” above) so that operating cash flow is reported on a basis comparable to adjusted earnings.

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XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow statistic, to operating cash flow:

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2006	2005	2006	2005
Cash Provided by Operating Activities	$413	$401	$1,376	$788
Changes in operating assets and liabilities	38	74	(125)	95
Exploration expense, excluding dry hole expense	2	3	5	5
Current tax related to gain on distribution of royalty trust units	211	—	211	—

Operating Cash Flow	$664	$478	$1,467	$888

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